Exhibit 10.20

EXCLUSIVE LISTING AGREEMENT

PARTIES

Vista International Technologies, Inc.	(“Owner”)

CCBN Texas Limited Partnership dba Colliers International	(“Broker”)

PROPERTY

Name:	Tire Processing & Storage Facility

Address:	1323 Fulghum Road, Hutchins, Texas 75141

Total Sq. Ft (Project):	1,171,764	Listing Sq. Ft.	1,171,764

Minimum Sales Price:	$ 2,595,000	Lease Rate:	$ N/A

Business Sale Contingency:  Both parties agree that this listing agreement specifically includes the sale of the business, whether a stock sale or asset sale, or any other transfer of a majority of ownership in the business (Vista International Technologies, Inc.) to an unrelated third party.

Signage:  It is agreed that no signage will be placed on the property. Broker will only provide signage on the property if requested by the Owner.  Broker will comply with local law on size and types of signs.  Broker acknowledges that posting of signage is subject to Owner obtaining consent of the existing tenant, if any.

Colliers International Listing Agent (“Listing Agent”):     Chris Teesdale and Phil Rosenfeld

TERM:	TERMS OF AGREEMENT

Length of Term:	Six (6) Months

Commencement Date:	July 1, 2010

Termination Date:	December 31, 2010

In consideration of the services provided by Broker, Owner hereby irrevocably appoints Broker as its exclusive agent and lists with said Broker the Property described above, and Owner hereby grants said Broker the exclusive right to sell the same within said time at the price and on terms herein stated, or at such other price and terms which may be accepted by Owner, and to accept a deposit thereon.

BROKER REPRESENTATION

Owner acknowledges receipt of the Exhibit titled Information About Brokerage Services.  Broker will exclusively represent Owner in negotiations for the sale of the Property. Additionally, Owner authorizes Broker to act as an intermediary in the event Broker also represents a Buyer who expresses interest in the Property. In the event of a sale transaction originated and represented by a licensed agent, other than the Colliers Listing Agent, such licensed agent shall be deemed a Participating Broker (“Participating Broker”).

SALE

In the event of a sale and the closing of such sale, Owner hereby agrees a sale commission of six percent (6%) of the gross sale price of the first one million dollars ($1,000,000) and three percent (3%) thereafter of the gross sale price shall be paid to Colliers International at closing.  Broker is responsible for the payment of any commissions earned by Participating Brokers for procuring a buyer, provided Owner has compensated Broker in accordance with this Agreement. In the event of a sale, Owner agrees to furnish to buyer a standard owner’s Title Policy subject only to those matters agreed to by Owner and buyer in accordance with a Purchase and Sale Agreement (“PSA”) entered into between the parties, and Owner will convey the Special Warranty Deed free and clear of all liens, except for taxes and assessments not yet due and payable, as otherwise provided herein, or as set forth in the PSA.  Taxes, interest, insurance premiums, rents (if any) and other continuing items shall be prorated to date of transfer.  Notwithstanding the foregoing, buyer shall be responsible for obtaining its own insurance on the Property.

RENEWAL OPTION

Pursuant to this Exclusive Listing Agreement (“Agreement”) between Owner and Broker executed this the 1st day of July, 2010, it is hereby agreed between the Parties that following the Termination Date of the Agreement, the Agreement shall renew as a month-to-month Exclusive Listing Agreement under the same covenants and conditions contained herein with either party having the right to cancel the Agreement by providing 30 days prior written notice.

EXCLUSIONS

Owner is currently in negotiations with a third party competitor, Liberty Tire Recycling, LLC (“Liberty”).  It is anticipated that through these negotiations, a maximum price at which Liberty will purchase the land/business from Owner will determined hereinafter, “Initial Liberty Purchase Price”.  In the event that Owner sells the land/business for the Liberty Purchase Price, then Broker is excluded from receiving a commission, but will be paid a consulting fee of $5,000.  However, if Liberty purchases the land/business for an amount greater than the Initial Liberty Purchase Price, then Broker will be paid a commission equal to 6% of the amount above Initial Liberty Purchase Price.

OTHER PROVISIONS

If said property is sold by the Broker, the Owner or by any other person within 180 days after the expiration of this agreement or any renewal hereof to anyone with whom the Broker has presented the subject Property during the term of this agreement or any renewal hereof, subject to the provisions of this paragraph, the Owner agrees to pay the Broker a commission in cash either at closing or upon full execution of the Lease as provided herein.  Broker shall provide Owner a list of Prospects for registration (“Registration Letter”) within ten (10) days after the expiration of this agreement or any renewal hereof.

Broker shall be entitled to reasonable attorney’s fees and costs if it becomes necessary for Broker to institute legal action against Owner relating to this Agreement.  In such event, Owner shall remain liable for commissions earned as set forth herein.  Under Chapter 62, Texas Property Code, Broker is entitled to claim a lien against the Property to secure payment of an earned fee.

Owner acknowledges that it is Owner’s obligation to consult with independent experts and inform potential prospects of any material defects, ADA requirements applicable to the building and/or toxic waste (environmental hazards) present in or around the building and/or on the property. Owner shall not be obligated to conduct environmental testing or remedy any environmental hazards as a result of entering into this Exclusive Listing Agreement.   Further, Owner will protect, defend, indemnify and hold Broker harmless from and against any claims or causes of action, including without limitation, attorneys’ fees, damages and expenses, arising from Owner’s failure to disclose any material information or providing misleading information to prospective buyers or Broker.

Broker shall not be liable for damages or vandalism sustained by the Property during the term of this Exclusive Listing Agreement.

No commission shall be owed in the event of a sale in foreclosure and this Exclusive Listing Agreement shall terminate if the Property becomes subject to a foreclosure proceeding.  Nothwithstanding any provisions herein, the ownership interests of the Owner (i.e. The Voting Trustee, his designated successor and voting trust certificate holders) may transfer their interests among themselves and their family members without triggering Broker’s right to commission hereunder.

This Agreement may not be altered, waived or amended except by an instrument in writing signed by Owner and Broker.  This Agreement shall be binding on the parties hereto, their heirs, successors, legal representatives or assigns.

                Executed this the 1st day of July, 2010.

BROKER:		OWNER:
CCBN TEXAS LIMITED PARTNERSHIP		VISTA INTERNATIONAL
dba Colliers International		TECHNOLOGIES, INC.

By:	/s/ Mark D. Noble	By:	/s/ Thomas P. Pfisterer
	Mark D. Noble, SIOR		Thomas P. Pfisterer
Title:	Managing Director	Title:	CEO

Address:		Address:
4311 Oak Lawn Ave., Suite 400		88 Inverness Circle, Suite N-103

Dallas, Texas 75219		Englewood, CO 80112

                    Approved by the Texas Real Estate Commission for Voluntary Use

Texas law requires all real estate licensees to give the following information
About brokerage services to prospective buyers, tenants, sellers and landlords.

INFORMATION ABOUT BROKERAGE SERVICES

Before working with a real estate broker, you should know that the duties of a broker depend on whom the broker represents.  If you are a prospective seller or landlord (owner) or a prospective buyer or tenant (buyer), you should know that the broker who lists the property for sale or lease is the owner’s agent.  A broker who acts as a subagent represents the owner in cooperating with the listing broker.  A broker who acts as a buyer’s agent represents the buyer.  A brokers may act as an intermediary between the parties if the parties consent in writing.  A broker can assist you in locating a property, preparing a contract or lease, or obtaining financing without representing you.  A broker is obligated by law to treat you honestly.

IF THE BROKER REPRESENTS THE OWNER:
The broker becomes the owner’s agent by entering into an agreement with the owner, usually through a written – listing agreement, or by agreeing to act as a subagent by accepting an offer of subagency from the listing broker.  A subagent may work in a different real estate office.  A listing broker or subagent can assist the buyer but does not represent the buyer and must place the interests of the owner first.  The buyer should not tell the owner’s agent anything the buyer would not want the owner to know because an owner’s agent must disclose to the owner any material information known to the agent.

IF THE BROKER REPRESENTS THE BUYER:
The broker becomes the buyer’s agent by entering into an agreement to represent the buyer, usually through a written buyer representation agreement.  A buyer’s agent can assist the owner but does not represent the owner and must place the interests of the buyer first.  The owner should not tell a buyer’s agent anything the owner would not want the buyer to know because a buyer’s agent must disclose to the buyer any material information known to the agent.

IF THE BROKER ACTS AS AN INTERMEDIARY:
A broker may act as an intermediary between the parties if the broker complies with The Texas Real Estate License Act.  The broker must obtain the written consent of each party to the transaction to act as an intermediary.  The written consent must state who will pay the broker and, in conspicuous bold or underlined print, set forth the broker’s obligations as an intermediary.  The broker is required to treat each party honestly and fairly and to comply with The Texas Real Estate License Act.  A broker who acts as an intermediary in a transaction:

1)	shall treat all parties honestly;
2)	may not disclose that the owner will accept a price less than the asking price unless authorized in writing to do so by the owner;
3)	may not disclose that the buyer will pay a price greater than the price submitted in a written offer unless authorized in writing to do so by the buyer; and
4)
may not disclose any confidential information or any information that a party specifically instructs the broker in writing not to disclose unless authorized in writing to disclose the information or required to do so by The Texas Real Estate License Act or a court order or if the information materially relates to the condition of the property.

With the parties’ consent, a broker acting as an intermediary between the parties may appoint a person who is licensed under The Texas Real Estate License Act and associated with the broker to communicate with and carry out instructions of one party and another person who is licensed under the Act and associated with the broker to communicate with and carry out instructions of the other party.

If you choose to have a broker represent you, you should enter into a written agreement with the broker that clearly establishes the broker’s obligations and your obligations.  The agreement should state how and by whom the broker will be paid.  You have the right to choose the type of representation, if any, you wish to receive.  Your payment of a fee to a broker does not necessarily establish that the broker represents you.  If you have any questions regarding the duties and responsibilities of the broker, you should resolve those questions before proceeding.

Real estate licensee asks that you acknowledge receipt of this information about brokerage services for the licensee’s records.

/s/ Thomas P. Pfisterer	7/1/10
Buyer, Seller, Landlord or Tenant	Date

Texas Real Estate Brokers and Salespersons are licensed and regulated by the Texas Real Estate Commission (TREC). If you have a question or complaint regarding a real estate licensee, you should contact TREC at P.O. Box 12188, Austin, TX 78711-2188 or 512/465-3960